EXHIBIT 99.1

CARS Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter Year-Over-Year Revenue Growth Establishes Solid Footing for 2021

Second Consecutive Quarter of Growth in Dealer Customers and ARPD

Full-Year Cash Flow From Operations of $138.6 Million, Up 37% Year-Over-Year

CHICAGO, Feb. 25, 2021 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the fourth quarter and year ended December 31, 2020.

Q4 Financial and Key Metric Highlights

•	Revenue of $153.0 million, up $0.8 million, or 1% year-over-year
•	GAAP net income of $7.2 million, or $0.10 per diluted share, compared to GAAP net loss of $4.1 million, or $0.06 per diluted share, in the prior year
•	Adjusted Net Income of $6.0 million, or $0.09 per diluted share, compared to Adjusted Net Income of $42.2 million, or $0.63 per diluted share, in the prior year
•	Adjusted EBITDA of $48.5 million, or 32% of revenue, up $9.2 million and 600 basis points as a percentage of revenue, year-over-year
•	Average Monthly Unique Visitors of 22.2 million, down 5% year-over-year
•	Traffic (visits) of 138.1 million, down 6% year-over-year
•	Monthly Average Revenue Per Dealer (“ARPD”) was $2,264, up 6% from $2,136 in the prior year period and up 4% compared to the third quarter of 2020
•	Dealer Customers of 18,372 as of December 31, 2020, up 242 compared to 18,130 as of September 30, 2020, driven by both strong retention and growth in new Dealer Customers

2020 Full Year Financial and Key Metric Highlights

•	Revenue of $547.5 million, down $59.2 million, or 10% year-over-year
•

GAAP net loss of $817.1 million, or $12.15 per diluted share, primarily due to non-cash goodwill and intangible asset impairment pre-tax charge of $905.9 million triggered by the COVID-19 pandemic and recorded in the first quarter

•	Adjusted Net Income of $70.3 million, or $1.02 per diluted share, compared to Adjusted Net Income of $104.2 million, or $1.55 per diluted share, in the prior year
•	Adjusted EBITDA of $155.9 million, or 28% of revenue, compared to $167.3 million, or 28% of revenue, in the prior year
•	Net cash provided by operating activities of $138.6 million, with Free Cash Flow of $121.9 million, compared to $101.5 million, and $80.2 million of Free Cash Flow, in the prior year
•	$67.7 million of cash and cash equivalents with total liquidity of $297.7 million, including availability under our revolving credit facility, as of December 31, 2020
•	Average Monthly Unique Visitors of 23.8 million, up 5% year-over-year
•	Traffic (visits) of 599.8 million, up 8% year-over-year

Operational Highlights

•	Growth in Dealer Customers in four out of the last five quarters
•	Growth in website customers continues, reaching approximately 4,400 at December 31, 2020

•	Expanded digital advertising program; Dealer Inspire selected as a preferred digital advertising provider for U.S.-based FordDirect dealers
•	Momentum with new FUEL product continues to build and contribute to ARPD growth
•	Voluntary debt payment of $30 million in January 2021

“We are entering 2021 in a position of operational and financial strength. Our solutions allow dealers to meet consumers where they want to buy cars, either online or in physical showrooms. While 2020 was a challenging year, the COVID-19 pandemic has accelerated the importance of our digital solutions strategy and propelled our organic strength as a technology enabler for both buyers and sellers,” said Alex Vetter, President and Chief Executive Officer of CARS. “Our audience, customers and average revenue per dealer are all trending positively as we continue to invest in our dealer network and expand our solutions and services.”

Q4 Results

Revenue for the fourth quarter of 2020 was $153.0 million, up $0.8 million, or 1%, compared to the prior year period, due to growth in ARPD driven by increased solutions sales.

Total operating expenses for the fourth quarter of 2020 were $137.1 million, compared to $147.5 million for the prior year period. This decrease was driven by the cessation of our affiliate revenue share expense in the second half of 2020.

GAAP net income for the fourth quarter of 2020 was $7.2 million, or $0.10 per diluted share, compared to GAAP net loss of $4.1 million, or $0.06 per diluted share, in the fourth quarter of 2019. The current period net income was driven by tax benefits generated through an increase in the Company’s ability to carryback operating losses as a result of the CARES Act. Adjusted Net Income for the fourth quarter of 2020 was $6.0 million compared to $42.2 million in the fourth quarter of 2019.

Adjusted EBITDA for the fourth quarter of 2020 was $48.5 million, or 32% of revenue, compared to $39.3 million, or 26% of revenue, for the prior year period. Looking forward to 2021, we expect to increase our investment in the business, with a particular focus on marketing to support opportunistic consumer traffic acquisition and the CARS brand. Additionally, we expect to invest in resources to accelerate product innovation. These investments will result in lower sequential Adjusted EBITDA margins. We expect Adjusted EBITDA for the first quarter to be up on a year over year basis with margins between 27% and 30%.

While we delivered record Traffic and lead growth in 2020, Average Monthly Unique Visitors in the fourth quarter declined 5% year-over-year and total traffic declined 6% compared to the fourth quarter of 2019. In the fourth quarter, we increased our brand investments to support longer term consumer growth. While we are always seeking to further optimize our marketing mix, our decision in the fourth quarter to make long-term marketing investments was based on our double-digit year over year lead growth. Organic traffic was 73% of total traffic and grew 1% year-over-year, a testament to the consistent, high-quality traffic that we deliver to our Dealer Customers.

Fourth quarter 2020 ARPD was $2,264, up 6% year over year and up 4% compared to the third quarter of 2020. The ARPD growth was driven by continued growth in solutions products.

Dealer Customers were 18,372 at the end of 2020, 242 higher than Dealer Customers of 18,130 at the end of the third quarter of 2020. This increase came from growth in both marketplace and solutions only Dealer Customers. Compared to December 31, 2019, Dealer Customers were down 462.

2020 Full Year Results

Revenue for 2020 was $547.5 million, compared to $606.7 million in 2019. This decrease was primarily due to invoice credits that we provided to marketplace customers as COVID-19 relief in the second quarter, second quarter Dealer Customers declines, and a decline in national advertising revenue, partially offset by growth in solutions products.

Total operating expenses for 2020 were $1.4 billion, or $528.9 million excluding the 2020 goodwill and intangible asset impairment charge, compared to $1.1 billion, or $591.3 million excluding the 2019 goodwill and intangible asset impairment charge, in the prior year. This decrease in expenses was due to the actions taken to align expenses with revenue in an uncertain COVID-19 environment. These actions included lower marketing spend and measures taken to reduce headcount related expenses, primarily during the second quarter of 2020. In addition, affiliate revenue share expenses ended in the second half of 2020.

GAAP net loss for 2020 was $817.1 million, or $12.15 per diluted share, compared to GAAP net loss of $445.3 million, or $6.65 per diluted share, in 2019. Adjusted Net Income for the year was $70.3 million, or $1.02 per diluted share, compared to $104.2 million, or $1.55 per diluted share in the prior year period.

Adjusted EBITDA for 2020 was $155.9 million, or 28% of revenue, compared to $167.3 million, or 28% of revenue, in the prior year period.

We delivered record Traffic and leads in 2020. Average Monthly Unique Visitors grew 5% and Traffic grew 8%. Traffic and lead growth were supported by our brand strength, heightened consumer demand and consumer gravitation toward online marketplaces, particularly in the second and third quarters, and a focus on driving high quality organic traffic. Organic traffic was 73% of total traffic and grew 10% year-over-year. Mobile traffic grew 12% year-over-year and accounted for 75% of total traffic, compared to 72% in the prior year.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2020 was $138.6 million, compared to $101.5 million in the prior year. Free Cash Flow in 2020 was $121.9 million, compared to $80.2 million in 2019.

Total liquidity was $297.7 million, including cash and cash equivalents of $67.7 million and $230 million of revolver capacity, as of December 31, 2020. The Company made $50.6 million in debt repayments during 2020, net of borrowings, bringing total debt outstanding to $597.5 million as of December 31, 2020. Net leverage at December 31, 2020 was 3.4x and secured leverage was 1.3x, compared to maximum allowable secured leverage of 3.5x, in accordance with the Company's recently amended credit agreement. In addition, the Company made a $30 million voluntary debt payment in January 2021.

During the fourth quarter the Company refinanced its debt facilities on favorable terms extending the maturity date from 2022 to 2025 for the credit facility and establishing a 2028 maturity date for the new senior unsecured notes. This new structure improves the Company’s flexibility to invest in and grow the business.

“Our solutions driven model delivered in the second half of 2020 with strong top line trends, profitability and cash flow. We maintained cost discipline, made focused investments in marketing and continued to invest organically in our digital platform. Solid performance and a strengthened financial position give us ample flexibility to pay down debt, pursue opportunistic acquisitions and invest in marketing and technology innovations setting us up for growth in 2021,” said Sonia Jain, Chief Financial Officer of CARS.

Q4 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until March 11, 2021.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS brands include Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments related to derivative instruments, and (7) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments related to derivative instruments, and (4) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is fundamental to our business. Traffic to the CARS network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our Dealer Customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer ("ARPD"). We believe that our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the monthly average number of direct Dealer Customers during the same period.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the impact of the COVID-19 pandemic on our industry, our Dealer Customers and our results of operations, our business strategies, strategic alternatives, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including draws from our revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission, available on our website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

ir@cars.com

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Direct	$130,460	$127,933	$463,018	$477,095
National advertising	20,009	21,022	73,176	80,774
Other	2,539	3,227	11,309	14,442
Retail	153,008	152,182	547,503	572,311
Wholesale	—	5	—	34,371
Total revenue	153,008	152,187	547,503	606,682
Operating expenses:
Cost of revenue and operations	27,160	24,562	101,536	99,549
Product and technology	18,305	14,734	60,664	62,859
Marketing and sales	50,714	52,560	183,448	217,432
General and administrative	15,185	14,507	59,051	73,772
Affiliate revenue share	—	11,002	10,970	20,790
Depreciation and amortization	25,747	30,116	113,276	116,877
Goodwill and intangible asset impairment	—	—	905,885	461,463
Total operating expenses	137,111	147,481	1,434,830	1,052,742
Operating income (loss)	15,897	4,706	(887,327)	(446,060)
Nonoperating expense:
Interest expense, net	(11,627)	(7,785)	(37,856)	(30,774)
Other (expense) income, net	(4,239)	25	(11,226)	1,555
Total nonoperating expense, net	(15,866)	(7,760)	(49,082)	(29,219)
Income (loss) before income taxes	31	(3,054)	(936,409)	(475,279)
Income tax (benefit) expense	(7,188)	1,056	(119,289)	(29,955)
Net income (loss)	$7,219	$(4,110)	$(817,120)	$(445,324)
Weighted-average common shares outstanding:
Basic	67,477	66,850	67,241	66,995
Diluted	70,312	66,850	67,241	66,995
Earnings (loss) per share:
Basic	$0.11	$(0.06)	$(12.15)	$(6.65)
Diluted	0.10	(0.06)	(12.15)	(6.65)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$67,719	$13,549
Accounts receivable, net	93,649	101,762
Prepaid expenses	6,491	6,526
Other current assets	10,222	603
Total current assets	178,081	122,440
Property and equipment, net	41,323	43,696
Goodwill	—	505,885
Intangible assets, net	835,166	1,329,499
Investments and other assets	21,142	26,471
Total assets	$1,075,712	$2,027,991
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$16,512	$12,431
Accrued compensation	18,319	16,738
Current portion of long-term debt	7,756	31,391
Other accrued liabilities	47,781	38,246
Total current liabilities	90,368	98,806
Noncurrent liabilities:
Long-term debt	576,143	611,277
Deferred tax liability	30,800	132,996
Other noncurrent liabilities	38,225	43,844
Total noncurrent liabilities	645,168	788,117
Total liabilities	735,536	886,923
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 67,387 and 66,764 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	674	668
Additional paid-in capital	1,530,493	1,515,109
Accumulated deficit	(1,184,187)	(367,067)
Accumulated other comprehensive loss	(6,804)	(7,642)
Total stockholders' equity	340,176	1,141,068
Total liabilities and stockholders' equity	$1,075,712	$2,027,991

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(817,120)	$(445,324)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation	18,943	18,266
Amortization of intangible assets	94,333	98,611
Amortization of unfavorable contracts liability	—	(18,885)
Goodwill and intangible asset impairment	905,885	461,463
Impairment of non-marketable security	9,447	—
Amortization of accumulated other comprehensive loss on interest rate swap	8,623	—
Stock-based compensation	15,155	7,588
Deferred income taxes	(103,582)	(44,920)
Provision for doubtful accounts	4,380	4,897
Amortization of debt issuance costs	5,108	1,573
Other	181	496
Changes in operating assets and liabilities:
Accounts receivable	3,733	2,262
Prepaid expenses	35	2,738
Other current assets	(9,592)	9,835
Other assets	43	(16,201)
Accounts payable	3,993	874
Accrued compensation	1,581	(83)
Other accrued liabilities	7,614	(1,378)
Other noncurrent liabilities	(10,144)	19,672
Net cash provided by operating activities	138,616	101,484
Cash flows from investing activities:
Purchase of property and equipment	(16,712)	(21,257)
Other	—	(599)
Net cash used in investing activities	(16,712)	(21,856)
Cash flows from financing activities:
Proceeds from revolving loan borrowings and issuance of long-term debt	565,000	10,000
Payments of debt issuance costs and other fees	(17,344)	(2,940)
Payments of long-term debt	(615,625)	(58,125)
Stock-based compensation plans, net	235	(286)
Repurchases of common stock	—	(40,000)
Other	—	(191)
Net cash used in financing activities	(67,734)	(91,542)
Net increase (decrease) in cash and cash equivalents	54,170	(11,914)
Cash and cash equivalents at beginning of period	13,549	25,463
Cash and cash equivalents at end of period	$67,719	$13,549
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$805	$1,740
Cash paid for interest and swap	26,433	29,654

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of Net income (loss) to Adjusted EBITDA

Net income (loss)	$7,219	$(4,110)	$(817,120)	$(445,324)
Interest expense, net	11,627	7,785	37,856	30,774
Income tax (benefit) expense	(7,188)	1,056	(119,289)	(29,955)
Depreciation and amortization	25,747	30,116	113,276	116,877
Goodwill and intangible asset impairment	—	—	905,885	461,463
Stock-based compensation	4,974	2,332	15,450	7,736
Write-off of long-lived assets and other	2,602	177	9,700	706
Severance, transformation and other exit costs	1,462	963	7,919	10,588
Transaction-related costs	2,029	959	2,205	5,582
Costs associated with the stockholder activist campaign	—	—	—	8,825
Adjusted EBITDA*	$48,472	$39,278	$155,882	$167,272

Reconciliation of Net income (loss) to Adjusted net income

Net income (loss)	$7,219	$(4,110)	$(817,120)	$(445,324)
Amortization of intangible assets	21,889	25,277	94,333	98,611
Goodwill and intangible asset impairment, net of tax	—	—	677,051	431,225
Stock-based compensation	4,974	2,332	15,450	7,736
Write-off of long-lived assets and other	2,602	177	9,700	706
Severance, transformation and other exit costs	1,462	963	7,919	10,588
Transaction-related costs	2,029	959	2,205	5,582
Costs associated with the stockholder activist campaign	—	—	—	8,825
Valuation allowance	(6,389)	—	121,659	—
Tax impact of adjustments	(27,754)	16,570	(40,871)	(13,757)
Adjusted net income*	$6,032	$42,168	$70,326	$104,192
Adjusted net income per share, diluted	$0.09	$0.63	$1.02	$1.55
Weighted-average common shares outstanding, diluted**	70,312	67,153	69,049	67,335

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$41,750	$20,934	$138,616	$101,484
Purchase of property and equipment	(4,109)	(5,848)	(16,712)	(21,257)
Free cash flow	$37,641	$15,086	$121,904	$80,227

* There was no unfavorable contract liability amortization during 2020 as it was fully amortized as of September 30, 2019. Additionally for 2019, amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.

** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the year ended December 31, 2020 and the three months and year ended December 31, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended December 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$27,160	$—	$(242)	$26,918
Product and technology	18,305	—	(993)	17,312
Marketing and sales	50,714	—	(1,233)	49,481
General and administrative	15,185	(1,810)	(2,506)	10,869
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,747	—	—	25,747
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$137,111	$(1,810)	$(4,974)	$130,327

Total nonoperating expense, net	$(15,866)	$4,283	$—	$(11,583)

(1) Includes write-off of long-lived assets and other, transaction-related costs, severance, transformation and other exit costs.

Expense category for the Three Months Ended December 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$24,562	$—	$(23)	$24,539
Product and technology	14,734	—	(487)	14,247
Marketing and sales	52,560	—	(391)	52,169
General and administrative	14,507	(2,099)	(1,431)	10,977
Affiliate revenue share	11,002	—	—	11,002
Depreciation and amortization	30,116	—	—	30,116
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$147,481	$(2,099)	$(2,332)	$143,050

Total nonoperating expense, net	$(7,760)	$—	$—	$(7,760)

(1) Includes severance, transformation and other exit costs, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Year Ended December 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$101,536	$—	$(608)	$100,928
Product and technology	60,664	—	(3,423)	57,241
Marketing and sales	183,448	—	(3,722)	179,726
General and administrative	59,051	(8,576)	(7,697)	42,778
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	113,276	—	—	113,276
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,434,830	$(914,461)	$(15,450)	$504,919

Total nonoperating expense, net	$(49,082)	$11,248	$—	$(37,834)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, and transaction-related costs.

Expense category for the Year Ended December 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$99,549	$—	$(91)	$99,458
Product and technology	62,859	—	(1,145)	61,714
Marketing and sales	217,432	—	(1,561)	215,871
General and administrative	73,772	(27,101)	(4,939)	41,732
Affiliate revenue share	20,790	—	—	20,790
Depreciation and amortization	116,877	—	—	116,877
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$1,052,742	$(488,564)	$(7,736)	$556,442

Total nonoperating expense, net	$(29,219)	$(1,400)	$—	$(30,619)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, costs associated with the stockholder activist campaign and transaction-related costs.